Exhibit 10.9

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MASTER CLINICAL STUDY AGREEMENT

This Master Clinical Study Agreement is entered into as of November 21, 2013 (the “Effective Date”), by and between Memorial Sloan-Kettering Cancer Center (“MSKCC”), a New York nonprofit corporation, and Juno Therapeutics, Inc. (“Sponsor”), a Delaware corporation.

BACKGROUND

A. MSKCC is a medical and scientific nonprofit research institution whose mission and purpose is the elimination of cancer and related diseases as causes of human suffering and death. It is committed to generating new scientific discoveries and translating them into effective medical practices, therapies and public health approaches to improve the care and treatment of persons with cancer and related diseases.

B. Sponsor is a biotechnology company focused on the development and commercialization of curative therapies for a broad range of human cancers. The focus of Sponsor’s current efforts is on the development of therapies using cellular immunotherapy to treat different forms of human cancer.

C. The purpose of this Agreement is to establish terms for the collaborative conduct by MSKCC and Sponsor of clinical studies of cellular immunotherapy products.

NOW, therefore in consideration of the foregoing recitals, the mutual agreements and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS [TO BE SUPPLEMENTED]

1.1 Definitions. Unless the context otherwise requires, each term used in this Agreement which is specifically defined in the body of this Agreement will have the meaning assigned to it by that definition.

1.2 “Clinical Study” shall mean a clinical trial conducted pursuant to a Study Agreement under this Agreement.

1.3 “Clinical Development Plan” shall have the meaning set forth in Section 2.1.

1.4 “CSOG” shall have the meaning in Section 2.2 below.

1.5 “Exclusive License Agreement” means that certain Exclusive License Agreement to be entered by the parties of even date herewith.

1.6 “Joint Clinical Development” means the Clinical Studies and related activities performed under this Agreement.

1.7 “Phase 1 Clinical Study” means the first phase of a clinical study involving the initial introduction of an investigational new drug into humans (generally, but not always, in the range of 20 to 30 subjects). Phase 1 studies are typically closely monitored and may be conducted in patients or normal volunteer subjects. These studies are designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness that provides data capable of meeting statutory standards for marketing approval. During Phase 1, sufficient information about the drug’s pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies. For example, “Phase 1 Clinical Study” includes a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a) in the United States, or an equivalent or counterpart of the foregoing in any other country or jurisdiction.

1.8 “Phase 2 Clinical Study” means the second phase of a clinical study, the principal purpose of which is to evaluate the effectiveness of the drug for a particular indication and to determine the common short term side effects and risks associated with the drug in patients with the disease target being studied, that provides data capable of meeting statutory standards for marketing approval. Phase 2 studies usually involve no more than several hundred subjects. For example, “Phase 2 Clinical Study” includes a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(2) in the United States, or an equivalent or counterpart of the foregoing in any other country or jurisdiction.

1.9 “Sponsored Research Agreement” means that certain agreement for such name entered by MSKCC and Sponsor of even date herewith.

1.10 “Study Agreement” shall have the meaning set forth in Section 9.1.

1.11 “Study Data” shall have the meaning set forth in Section 9.1.

1.12 “Study Product” means [***].

1.13 “Study Protocol” shall have the meaning set forth in Section 3.3(b).

1.14 Construction. This Agreement will be construed and fairly interpreted in accordance with its terms, without any strict construction in favor of or against any party. Ambiguities will not be interpreted against any party because of its role in preparing the Agreement. In construing or interpreting this Agreement, the word “or” will not be construed as exclusive, and the word “including” will not be limiting. The use of the singular or plural form will include the other form and the use of the masculine, feminine or neuter gender will include the other genders. All captions and headings in this Agreement are for convenience only and will not be considered as substantive parts of this Agreement or determinative in the interpretation of this Agreement. Unless otherwise stated, references in this Agreement to sections or exhibits refer to sections and

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exhibits of this Agreement. Except where specifically stated to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval will not be unreasonably withheld or delayed, and that such discretion will be reasonably exercised. All exhibits and addendums to this Agreement will be deemed incorporated by reference and part of this Agreement.

2.	JOINT CLINICAL DEVELOPMENT

2.1 Overview. The parties will conduct the Joint Clinical Development in accordance with a written plan (the “Clinical Development Plan”) which will be implemented through specific Clinical Studies selected and approved in accordance with Section 3. The Clinical Development Plan will include (i) a description of the overall objectives of the Joint Clinical Development for the coming [***], and (ii) a description of the activities planned to be conducted in the Joint Clinical Development during the next [***] months including for each Clinical Study: timelines, budgets, staffing, necessary resources and funding sources. The initial Clinical Development Plan will be agreed by the CSOG and approved by the parties within [***] days of Effective Date.

2.2 Governance of Joint Clinical Development.

(a) The parties will establish a Clinical Study Oversight Group (“CSOG”) that will be responsible for management and oversight of all aspects of the Joint Clinical Development. Each party shall have a single vote with regard to CSOG decisions and all decisions of the CSOG must be unanimous, subject to Section 2.3. The CSOG shall: (i) define and develop strategies to accomplish the objectives of the Joint Clinical Development, (ii) approve the Clinical Development Plan and specific Clinical Study(s) and related Study Agreement (s), including any material changes thereto, (iii) determine appropriate facilities and staffing for each Clinical Study and such other resources as may be needed to carry out each Clinical Study, (iv) monitor progress and expenditures for each Clinical Study, and (v) seek to resolve any disputes between the parties relating to the Joint Clinical Development.

(b) The CSOG may establish and delegate authority granted to it under this Agreement to such other committees, teams or groups as it deems necessary or appropriate to carry out the purposes of the Joint Clinical Development including the safe, effective and efficient conduct of Collaboration Studies; provided, that the CSOG will remain ultimately responsible for management and oversight of the Joint Clinical Development notwithstanding any delegation.

(c) The CSOG will be composed of two representatives selected by each party. The initial members of the CSOG will be designated by the parties within 30 days of the Effective Date. The CSOG may elect to include additional members subject to approval of both parties. Selection of the chair of the CSOG will alternate between the parties annually. The first chair of the CSOG will be selected by [***]. The CSOG may meet in such manner and at such intervals as it deems appropriate, but not less frequently than [***] times per year. Each party may remove and fill vacancies for the CSOG representatives that it appoints.

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(d) The CSOG shall keep written minutes of its meetings which shall reflect its actions and decisions. Such minutes shall be agreed and signed by a CSOG representative of each party within [***] following the applicable CSOG decision.

(e) The CSOG shall not have the power or authority to amend or modify the terms of this Agreement or waive compliance with, or any breach of, this Agreement and no decision of the CSOG shall be in contravention of any terms and conditions of this Agreement. Any matter to be decided by the CSOG that cannot be unanimously agreed by the CSOG within a reasonable time shall be subject to resolution as provided in Section 2.4.

2.3 [***] Clinical Development. Notwithstanding any other provision of this Agreement, [***] shall have the lead role in all regulatory interactions and the final decision as to the design, selection of clinical sites in addition to MSKCC, funding, and operations of any [***] Clinical Study(ies) conducted with regard to any Study Product. Decisions by Sponsor relating to any [***] Clinical Study shall be discussed at the CSOG but shall not be subject to the dispute resolution process in Section 2.4 below.

2.4 Issue Resolution. Except as provided in Section 2.3, any issue of disagreement, dispute, or discussion relating to this Agreement or the Joint Clinical Development that is not disposed of by agreement of the parties will be submitted to the CSOG for resolution. If the CSOG is unable to resolve the issue within [***] business days after notification thereof or as soon as the CSOG determines it cannot resolve the issue, the issue will be referred promptly to the [***] of MSKCC and the [***] of Sponsor in writing including a brief description of the issue for resolution and any other supplemental material either party wishes to submit. The [***] of MSKCC and the [***] of Sponsor will confer within [***] days of receiving notice of the issue. Any decision of the [***] of MSKCC and the [***] of Sponsor will be binding, and the parties will comply with the terms of the decision as directed; provided, that the terms of any such decision are consistent with the terms of this Agreement. If the [***] of MSKCC and the [***] of Sponsor are unable to reach a decision within the [***] day period described above, then such matter will be submitted to administrative or judicial remedies that may be otherwise be available to the parties.

3.	CONDUCT OF CLINICAL STUDIES

3.1 Clinical Study Proposals. Either party hereto may propose a Clinical Study to the CSOG. Any such proposal shall be in writing and shall include: (i) a description of the proposed activities and objectives with rationale, (ii) a proposed budget, with staffing and other resource requirements, (iii) a timeline with milestones, and (iv) deliverables. Each party hereto agrees that they shall consider in good faith any Clinical Study proposed by the other party, but each acknowledges that either party may withhold approval for the conduct of any particular proposed Clinical Study. It is understood that the parties expect to, and will use commercially reasonable good faith efforts to, agree on Clinical Studies that will utilize all Sponsor Funding during the term of this Agreement and that it is anticipated that such Sponsor Funding will be expended in accordance with the schedule in Section 3.6(b).

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3.2 Selection of Clinical Studies; Study Agreements.

(a) From time to time, the CSOG will review the Clinical Study proposals submitted pursuant to Section 3.1 and approve Clinical Studies to be carried out in furtherance of the Joint Clinical Development. Prior to approving any new Clinical Study, the CSOG shall prepare and agree on a written Study Agreement for such Clinical Study. The Study Agreement will set forth for the applicable Clinical Study (i) the activities to be conducted, including the tasks to be performed by each party; (ii) specific objectives, milestones, deliverables and timelines for achievement of the objectives and milestones; (iii) the staffing and other resources that will be utilized, the source of such resources and associated costs; (iv) detailed budgets for all activities to be conducted, including activities to be conducted by the parties and by third parties, if any; (v) the principal investigator from each party (“Principal Investigator”); (vi) intellectual property other than Study Intellectual Property, if any, that will be licensed to either party for the conduct of the activities relating to such Clinical Study, and any terms associated with such use; (vii) and treatment of intellectual property rights if different than described in this Agreement; and (viii) any other terms specifically relevant to such Clinical Study. Unless otherwise agreed by the parties, each Study Agreement will be in substantially the form attached as Exhibit 2 to this Agreement. Each Study Agreement, and any material amendments thereto, must be both approved by the CSOG and approved by the parties in writing.

(b) As of the Effective Date, the parties have agreed that Sponsor will fund, subject to the terms of Section 3.6, as Clinical Studies to be conducted at MSKCC: (i) a total of three (3) [***] clinical trials, with one [***] clinical trial funded for each of three (3) Study Products selected by [***], and (ii) up to three (3) additional [***] trials of Study Products, to be agreed by the parties. In addition, Sponsor has agreed to support the conduct of [***] clinical trial for a Study Product for the treatment of [***] up to [***] dollars [***], and MSKCC shall be a Participating Site.

3.3 Performance and Control of Clinical Studies.

(a) Each party will use reasonable efforts (consistent with any applicable ethical or legal restrictions) to collaboratively perform each Clinical Study in accordance with this Agreement and the applicable Study Agreement. Each party will have control of and be responsible for the portions of the Clinical Study assigned to it as specified in this Agreement and the applicable Study Agreement.

(b) Each Clinical Study subject to this Agreement to be conducted at MSKCC will be conducted under a protocol that will be submitted to approved by MSKCC’S Human Subject Institutional Review Board/Privacy Board (hereinafter “IRB/PB”), based on the protocol for such Study agreed by the parties (each a “Study Protocol”). MSKCC shall submit the Protocol for each Clinical Study for approval to the IRB/PB. For the avoidance of doubt, the IRB/PB operates independent of this Agreement, and MSKCC has no obligation to conduct any Clinical Study that is not approved by the IRB/PB.

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(c) With regard to any Clinical Studies conducted by the medical staff, including the Principal Investigator, of the party responsible for the clinical care of any research subjects during a Clinical Study, such medical staff will have sole authority over such clinical care, and nothing in this Agreement or a Study Agreement will prevent that party and its Principal Investigator from taking any action which is, in the reasonable medical judgment of the medical staff of that party, in a research subject’s best interest. Each party is responsible for ensuring that its Principal Investigator and all of its employees and agents working on any Clinical Study (i) are properly informed as to the procedures and other relevant information specified in and relating to the Study Agreement, and (ii) comply with this Agreement, the Study Agreement and all applicable laws and regulations including the investigator responsibilities described in 21 C.F.R. Part 312 of the FDA regulations in their performance of any activities associated with the conduct of any Clinical Study.

3.4 Change in Principal Investigators. In the event that any MSKCC Principal Investigator dies, becomes disabled such that he or she cannot continue employment at MSKCC, terminates his or her employment at MSKCC, or his or her employment at MSKCC is otherwise terminated, MSKCC shall nominate a replacement Principal Investigator, subject to the approval of Sponsor [***].

3.5 Site Selection and Termination. Clinical Studies subject to this Agreement may be performed at MSKCC and/or other clinical research sites selected by Sponsor; provided, unless otherwise agreed by the parties, the [***] Clinical Studies of Study Products will be conducted at MSKCC. With regard the [***] Clinical Studies of Study Products, Sponsor shall have the right to select additional sites at which such Clinical Studies shall be conducted and each such site will be a “Participating Site.”

3.6 Funding of Clinical Studies.

(a) Clinical Studies will be funded by Sponsor or through other funding mechanisms that are mutually agreeable to the parties, in each case, as provided in the applicable Study Agreement. The parties will also agree on appropriate facilities and staffing for each Clinical Study and such other resources as may be needed to carry out each Clinical Study. No funds from any corporate or commercial entity other than Sponsor will be used to fund any Clinical Study(s) without the prior written consent of Sponsor.

(b) Sponsor Funding, as defined below, will be used to support Clinical Studies to be carried out at MSKCC or under the supervision of MSKCC Principal Investigators and which are approved by the CSOG as Clinical Studies and reflected in Study Agreements signed by MSKCC and Sponsor. Funding for each Clinical Study shall be as provided in the applicable budget, in accordance with the schedule set forth in the applicable Study Agreement. Any portion of the Sponsor Payment funds allocated budgeted to be expended to a given year that are not used in that year will be carried forward for use during subsequent years during the term of this Agreement, subject to Section 14.5(e).

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(c) MSKCC agrees that the estimated fully-burdened cost of conducting Clinical Studies at MSKCC is [***]/subject/Clinical Study. Such costs include all costs associated with the conduct of a Clinical Study, including without limitation, full performance of the applicable Clinical Trial, and all physician, laboratory, statistical and clinical support for such Clinical Study, and the manufacture by MSKCC of Study Products for use in such Clinical Study (including all costs associated with the reservation, rental and/or use of a MSKCC GMP manufacturing suite to manufacture the applicable Study Products).

(d) Subject to the terms of this Agreement, and the agreed Clinical Development Plan and individual Study Agreements, Sponsor agrees to provide funding for each of the six Phase 1 Clinical Studies described in Section 3.2(b) of up to [***] (“Sponsor Funding”). The parties shall agree that for each such Clinical Study Sponsor Funding will be provided under this Agreement as set forth in the applicable Study Agreement.

(e) It is agreed to and understood by the parties that the Sponsor Funding for each Clinical Study is an estimate of the cost of conducting such Clinical Study, but in no event shall Sponsor be liable for any payments or costs for a particular Clinical Study in excess of the Sponsor Funding agreed for such Clinical Study in the applicable Study Agreement, unless Sponsor expressly agrees in writing to provide additional funds. Funding for any activities to be performed in connection with the Joint Clinical Development that would require payments by Sponsor in excess of those described in Section 3.6(d) above must be agreed to by Sponsor and MSKCC in writing prior to the initiation of any such activities.

(f) Sponsor Funding will be made pursuant to invoices in the amounts and in accordance with the schedule stated in the applicable Study Agreement. Invoices shall be sent to Sponsor at the following address or such other address as Sponsor may specify with notice:

Juno Therapeutics, Inc.

8725 W. Higgins Road, Suite 290

Chicago, IL 60631

(g) Sponsor Funding shall be made in United States Dollars to the address below. Checks shall be made payable to Sloan-Kettering Institute for Cancer Research (Sloan-Kettering Institute Tax I.D. No. 13-1624182) and shall be sent to:

Memorial Sloan-Kettering Cancer Center

P.O. Box xxxx[ to adjust according to the PI’s department]

New York, New York 10087-27718

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Sponsor shall note on its check stub or in its transmittal letter that the payment relates to this Master Clinical Trials Agreement.

3.7 Financial Records and Audits.

(a) MSKCC shall keep complete and accurate records pertaining to Sponsor Funding received by it in sufficient detail to permit Sponsor to confirm the expenditures of any and all such funds in connection with the Joint Clinical Development, and shall [***] provide a written report to Sponsor and the CSOG detailing expenditures in the prior [***] period. MSKCC shall maintain its financial records for no less than [***] years after the time period(s) to which such records relate.

(b) Not more than [***], Sponsor may engage an independent certified public accountant selected by MSKCC, reasonably acceptable to MSKCC, to perform an audit of the books and records of MSKCC related to this Master Clinical Trials Agreement during normal business hours to verify the accuracy of the Sponsor Funding reports furnished by MSKCC and to confirm payments made hereunder with respect to any quarterly period ending not more than [***] months prior to the date of such request. Sponsor shall [***] of inspections conducted under this Section 3.7.

(c) If an audit indicates that any prior report on Sponsor Funding is incorrect for any reason, Sponsor shall promptly notify MSKCC, and provide a written explanation of the error and a calculation of the amount due and payment of the amount due. Within [***] days, MSKCC shall repay such amount to Sponsor.

(d) If any audit of Sponsor Funding incurred by MSKCC identifies any apparent discrepancies, the parties shall discuss any such apparent discrepancies in good faith to clarify and resolve such matter. If the parties are unable to reach agreement on any such matter, [***].

3.8 Records.

(a) The parties shall maintain records that properly reflect all work done and results achieved in the performance of the Clinical Studies (including all data in the form required under any applicable governmental regulations and as directed by the CSOG), including records sufficient to establish the dates of first conception and reduction to practice of any inventions. Upon request during the term of this Agreement and for [***] thereafter, the parties shall provide each other reasonable access to such records during ordinary business hours.

(b) With regard to any clinical studies, each party agrees to prepare, maintain, case report forms, case histories and retain complete, accurate, and legible written records, accounts, notes, reports and data relating to its performance of each Clinical Study (“Study Records”) as required by this Agreement, the Study Agreement and applicable laws and regulations. Study Records including Project Reports will be retained in a safe and secure manner for at least [***] years following completion of the Clinical Study or earlier termination of the applicable Study Agreement or as required by applicable laws and regulations including FDA requirements under 21 CFR§ 312.57.

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3.9 Reports. At least [***], the CSOG shall prepare for any Clinical Studies that were conducted in the prior [***] or that are underway, a written status report detailing achievements, progress against objectives and timelines and a statement of actual versus budgeted expenditures. From time to time during the course of any Clinical Study, each party, upon reasonable request, will provide the other party and the CSOG with a written summary of the results of its activities related to that Clinical Study, and, if determined to be appropriate by the CSOG, a final written report within [***] days of the termination of the applicable Study Agreement. All reports submitted under this Section (“Project Reports”) will describe the activities taken in furtherance of the applicable Clinical Study by the reporting party, any results achieved and any intellectual property conceived, reduced to practice, developed or created in connection with or in performance of the Clinical Study by the reporting party, in the level of detail and format agreed by the Parties.

3.10 Informed Consent and Patient Recruitment Materials. The parties will collaboratively prepare a mutually acceptable informed consent form, any authorization or other document required under applicable law, and appropriate patient recruitment materials as necessary for each Clinical Study. All such materials and any changes thereto must be approved by the CSOG as well as the IRB/PB. [***] will be responsible for filing these materials with any governmental authorities as required by applicable law and for obtaining any required approvals from any governmental authorities. Upon approval, Sponsor will distribute these materials to the Participating Sites. The informed consent of each subject participating in a Clinical Study at a Participating Site will be obtained prospectively using an IRB/EC approved informed consent process. Sponsor will be responsible for ensuring that each Participating Site other than MSKCC is in compliance with applicable laws regarding the consenting of human subjects who are participating in any Clinical Study.

3.11 Responsibility for Regulatory Submissions. For [***] Clinical Studies conducted by MSKCC, [***] will be have primary responsibility, subject to Section 2.2, for preparing investigational new drug applications and other filings required by the FDA and any other in-country regulatory submissions and approvals (each an “RA”) required to conduct a Clinical Study, and shall initially be the sponsor of and own any such RAs. For [***] Clinical Studies, [***] will be responsible for preparing all RAs required to conduct [***] clinical trials, and shall be the sponsor of and own such RAs. The owner of a RA will be responsible for satisfying all sponsor obligations and other requirements of any applicable governmental authority relating thereto. Prior to commencement of any Clinical Study, [***], will be responsible for preparing and submitting to the appropriate governmental authorities any RAs required, as necessary, under the laws of each jurisdiction where such Clinical Study will be conducted. Following the completion of a [***] Clinical Study for any Study Product, at the request of Sponsor, MSKCC shall assign to Sponsor, without charge, any and all RAs held by MSKCC with respect to the applicable Study Product. MSKCC agrees to cooperate with Sponsor in the development of any RA, and at Sponsor’s request to provide Sponsor any other documents and information required by applicable laws and regulations or that Sponsor reasonably requests in connection with the preparation, filing and maintenance of any RA.

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3.12 Case Report Forms. [***] is responsible for the development and subsequent revisions of case report forms for Clinical Studies (“CRF”) subject to review and approval of the CSOG. Sponsor will be responsible for distributing the CRFs and any amendments to the CRFs to all Participating Sites in a timely manner. For each Clinical Study conducted at MSKCC, MSKCC shall prepare and maintain CRFs and other patient records and case histories with all pertinent data documented as required by the applicable Study Protocol. Sponsor shall not disclose patient names, except to the extent that the patient consent form permits or as required by applicable law or regulation. All CRFs shall be owned by Sponsor.

3.13 Adverse Event Reporting. Each party is responsible for ensuring that its investigators collect, assess and report adverse events according to the procedures outlined in the applicable Study Agreement and as required by applicable laws and regulations. The Investigators shall immediately notify Sponsor of any adverse reaction in the course of the Study of which they become aware. The then-holder of the applicable RA will be responsible for the reporting of adverse events to all appropriate government agencies as required by the Study Agreement and applicable laws and regulations. Sponsor agrees that it will, in a timely manner consistent with applicable laws and regulations and the terms of the Study Agreement, provide the CSOG, MSKCC and any other Participating Sites with any information it obtains in the regarding the safety and/or the toxicity of any Study Product.

3.14 Data Monitoring Committee.

(a) Unless otherwise agreed by the CSOG, clinical trials related to Clinical Studies will be overseen and the results reviewed by an independent Data Monitoring Committee (“DMC”) established and supported by Sponsor. The CSOG will review and approve the DMC’s membership and procedures. Sponsor will assume responsibility for setting up and supporting all DMC meetings. The CSOG will be notified of any DMC meetings. A representative from each party will be invited to attend all open sessions of the DMC meetings. All DMC open sessions reports related to a Clinical Study will be made available to the CSOG.

(b) The CSOG will decide whether to accept or reject a major DMC recommendation for a clinical trial conducted at MSKCC under the Joint Clinical Development such as a recommendation to close a clinical trial related to a Clinical Study. Should the CSOG unanimously agree on accepting a major DMC recommendation, the CSOG will communicate that decision to the members of the DMC. Should the CSOG not unanimously agree on accepting or rejecting a major DMC recommendation, the dispute resolution process described in Section 2.4 will be followed. In the rare case when the CSOG does not elect to accept for implementation a major DMC recommendation, the CSOG will communicate that decision to the members of the DMC with an appropriate and clear rationale. For the avoidance of doubt, the DMC operates independent of this Agreement, and MSKCC has no obligation to continue any Clinical Study contrary to the recommendation of the DMC.

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3.15 Confidentiality of Research Subject Information. Each party agrees to comply with all applicable laws and regulations relating to the use and disclosure of information from which the identities of research subjects enrolled research that is part of a Clinical Study can be obtained including protected health information (as defined in HIPPA) and to use reasonable care to ensure that such information is not improperly disclosed or used.

3.16 Policies Applicable to Visiting Faculty and Personnel. Faculty and other personnel of a party who are working at the facilities of another party will be subject to and comply with any applicable policies of the host institution unless the host institution waives such policies. Visiting staff or faculty may become an affiliate of the host organization at the option of the host organization. The host institution may exclude particular visiting faculty or other personnel of another party from the host institution’s facilities for failure to comply with the host institution’s policy or other reasonable cause at the discretion of the host institution.

4.	USE OF MSKCC RESOURCES.

4.1 Study Agreements. Each Study Agreement shall detail the MSKCC resources that MSKCC will utilize in the conduct of the applicable Clinical Study, terms of access, if any, and associated costs.

4.2 Use of Existing MSKCC Services and Resources. MSKCC may, in its sole discretion, elect to provide any service or resource which it offers to its own faculty and employees to the employees of Sponsor in furtherance of the Joint Clinical Development. In that event, the terms on which such services or resources are provided will be approved by the CSOG and mutually agreed to by the parties and reflected in a Study Agreement. Unless otherwise agreed, services or resources offered by MSKCC to Sponsor will be dependent upon (a) [***].

5.	MANUFACTURE OF STUDY PRODUCT(S)

5.1 Supply of Study Product. Unless otherwise agreed, MSKCC will be responsible for producing, in compliance with applicable law, all cell products and other study agents (“MSKCC-Produced Study Product”) for use in each [***] Clinical Study, in each case, appropriately formulated, labeled and in sufficient quantities to complete the Clinical Study. MSKCC manufacture of such MSKCC-Produced Study Products will be conducted at the MSKCC GMP manufacturing facility. Sponsor will be responsible, [***], for producing, in compliance with applicable law, all Study Product for use in any Phase 2 Clinical Study, appropriately formulated, labeled and in sufficient quantities to complete the Clinical Study. [***] may manufacture any Study Product for use in [***] Clinical Studies using any manufacturer of its choice. Any Study Product not manufactured by MSKCC shall be Other Study Product. MSKCC-Produced Study Product and Other Study Product are referred to collectively as “Study Product(s)”. Sponsor shall be the owner of all Study Product(s).

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5.2 Limitations on Use of Study Product. Unless otherwise agreed or in practice of its reserved rights under the License Agreement, MSKCC will (a) use any Study Product only to conduct the Clinical Study for which it was supplied and for no other purpose, (b) not transfer any Study Product supplied under this Agreement for a Clinical Study to anyone other than persons authorized to receive them under this Agreement or the Study Agreement, (c) not modify, replicate, make derivatives of, or reverse engineer any Study Product supplied under this Agreement for a Clinical Study, without Sponsor’s prior written consent. MSKCC will store and handle all Study Product(s) for use in Clinical Studies in a secure manner to prevent access or use by unauthorized persons, and will observe such reasonable safety measures as are customarily employed by MSKCC with respect to other similar materials.

5.3 Return. Upon completion of a Clinical Study, MSKCC will destroy, or at Sponsor’s request [***], deliver to Sponsor any unused Study Product. Sponsor will provide to MSKCC specific return and destruction procedures for any Study Products.

5.4 MSKCC Manufacturing.

(a) The terms for production of any MSKCC-Produced Study Product, including schedule, manufacturing and release specifications, quality control and quality assurance testing, and other relevant terms will be described in the applicable Study Agreement.

(b) MSKCC agrees to maintain reasonable documentation concerning the production services of MSKCC-Produced Study Product, including documentation of all production and quality control testing, standard operating procedures, batch records, logs and such other matters as may be required by law or by the specifications described in the applicable Study Agreement (“Production Data”). All Production Data will be maintained by MSKCC in a secure location and access will be limited to authorized MSKCC and Sponsor personnel (including consultants and advisors); provided, at Sponsor’s request, and subject to reasonable confidentiality restrictions, copies of such Production Data will be made available to potential manufacturers of Products. Based on its prior experience with similar products, MSKCC will develop a [***] schedule for production, testing and delivery of the each Study Product. MSKCC agrees [***] to produce, test and deliver any Study Product in accordance with the schedule described in the Study Agreement [***] in each case.

(c) Unless otherwise agreed, and subject to any licenses between MSKCC and Sponsor, Production Data will be owned by and considered Confidential Information of [***]. Any disclosure to a third party must be subject to confidentiality restrictions at set forth in Article 8.

(d) Notwithstanding Section 12 and unless otherwise expressly agreed in writing by the parties (including in any applicable Study Agreement), MSKCC hereby grants to Sponsor an exclusive, perpetual, royalty free license, with the right to sublicense through multiple tiers, to any Study Intellectual Property (as defined in Section 12.1) owned by MSKCC that constitutes an improvement to any process provided by Sponsor

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to MSKCC for the manufacture of Study Products, in each case, for the development and/or commercialization of [***], reserving to MSKCC a paid-up, non-exclusive, irrevocable license to use and, with the prior written consent of Sponsor, in its sole discretion, to sublicense to other not-for-profit research organizations to use, such Study Intellectual Property for internal non-commercial research purposes.

(e) For the avoidance of doubt, Sponsor will retain (i) ownership of all know-how, data and other intellectual property owned by or independently developed by Sponsor and (ii) control of all intellectual property licensed to Sponsor from third parties, in each case, that is made available by Sponsor to MSKCC in connection with the manufacture of any Study Products (“Sponsor Manufacturing IP”). MSKCC shall have no right to (x) use, or (y) disclose to any third party any Sponsor Manufacturing IP except for purposes of manufacturing Study Products or as otherwise expressly agreed in writing by Sponsor. Notwithstanding Section 12 and unless otherwise expressly agreed in writing by the parties (including in any applicable Study Agreement), MSKCC hereby grants to Sponsor an exclusive, perpetual, royalty free license, with the right to sublicense through multiple tiers, to any Study Intellectual Property (as defined in Section 12.1) owned by MSKCC that constitutes an improvement to any process provided by Sponsor to MSKCC for the manufacture of Study Products, in each case, for the development and/or commercialization of [***], reserving to MSKCC a paid-up, non-exclusive, irrevocable license to use and, with the prior written consent of Sponsor, in its sole discretion, to sublicense to other not-for-profit research organizations to use, such Study Intellectual Property for internal non-commercial research purposes.

(f) Subject to the terms of any license between Sponsor and MSKCC and the terms of this Agreement, MSKCC retains the right to protect any information relevant to its expertise in manufacturing Study Products and similar products by disclosing it to regulatory authorities only through the submission of a drug or biologics master file or investigational new drug application(“IND”) or equivalent international filing, granting Sponsor or its agents authority to cross-reference such filing when necessary for Sponsor to meet relevant regulatory authorization, registration, or licensing obligations related to releasing the biological materials or using them in Clinical Studies.

(g) ALL STUDY PRODUCTS PRODUCED BY MSKCC ARE EXPERIMENTAL IN NATURE, ARE NOT FOR COMMERCIAL USE, AND ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTY, REPRESENTATION OR UNDERTAKING WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. MSKCC MAKES NO REPRESENTATION OR WARRANTY REGARDING THE SAFETY OR EFFICACY OF ANY STUDY PRODUCT PRODUCED BY MSKCC. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY MSKCC THAT THE USE BY SPONSOR OF ANY STUDY PRODUCT PRODUCED BY MSKCC OR INFORMATION OR DATA RELATING TO STUDY PRODUCTS PRODUCED BY MSKCC [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5 Sponsor Manufacturing.

(a) MSKCC agrees to assist Sponsor in the establishment of manufacturing facilities for [***] and, at Sponsor’s request, shall deliver to Sponsor (or its designee), all data, reports, analyses and other information relating to the manufacture of MSKCC-Produced Study Products that exists at MSKCC, is then owned by or licensed to Sponsor, and is reasonably available and transferable in a tangible form. If at any time during the Term, Sponsor identifies particular documents, data or information that exists at MSKCC, is then owned or licensed by Sponsor, and is reasonably available and transferable in a tangible form that was not previously delivered to Sponsor, MSKCC shall promptly provide such data and information to Sponsor, upon Sponsor’s request. Sponsor shall reimburse MSKCC [***] by MSKCC in complying with this Section 5.5(a), and MSKCC’s fees for assistance with establishment of manufacturing facilities shall be agreed pursuant to applicable Study Agreement(s).

(b) MSKCC shall provide Sponsor with reasonable access, at agreed times during ordinary business hours, to MSKCC personnel knowledgeable regarding the manufacture of MSKCC-Produced Study Products for the purpose of assisting Sponsor with technology transfer to a manufacturing facility. The assistance may be rendered by teleconference or in-person meetings, at Sponsor’s expense, and MSKCC’s fees for such assistance shall be agreed pursuant to applicable Study Agreement(s).

6.	LEGAL COMPLIANCE

6.1 Compliance with Law. Each party agrees perform each Clinical Study in accordance with all applicable laws and regulations including, but not limited to (a) the Health Insurance Portability Accountability Act of 1996 (“HIPAA”) and its related regulations, (b) applicable regulations of the United States Food and Drug Administration (“FDA”) and the Health and Human Services Department’s Office for Human Research Protections (“OHRP”), (c) the false claims statute (31 USC 3729) and anti-kickback statute (42 U.S.C. 1320a-7(b)) and the related safe harbor regulations and (d) other laws and regulations applicable to medical research involving human subjects, the manufacture and production of drugs, biologics and devices under the regulatory control of the FDA or comparable foreign agencies or instrumentalities and shipments in interstate or foreign commerce. Each party represents, warrants and agrees that no part of any consideration paid under this Agreement or any agreement entered into under this Agreement is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services and neither this Agreement nor any consideration paid under this Agreement or any agreement entered into under this Agreement is contingent upon either party’s use or purchase of the other party’s products or services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2 Debarment. No party will knowingly utilize any of the following in connection with the performance of any Clinical Study:

(a) An organization that has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b) or suspended by the OHRP as a clinical research site under 45 C.F.R. Part 46;

(b) A person or organization convicted of a felony under federal law for conduct relating to the development or approval, including, but not limited to, the process for development or approval, of any drug, product, medical device, New Drug Application, Pre-Market Application (PMA), 510(k) or IND or similar application or otherwise relating to the regulation of any drug product or medical device under the Food Drug and Cosmetics Act;

(c) A person that has been disqualified as a clinical investigator under 21 C.F.R. Part 312.70; or

(d) An investigator who is not qualified by training and experience as an appropriate expert to conduct a clinical trial, as required under 21 C.F.R. Part 312.53

Each party represents and warrants that it is not a person or organization described in Subsections (a) or (b). If any party becomes aware that any organization or person involved in a Clinical Study is debarred, threatened with debarment, disqualified, threatened with disqualification, or suspended, that party will notify the other party and the CSOG immediately.

6.3 Audits and Inspections. Each party, with reasonable notice and at its sole expense, at reasonable intervals may audit and inspect any facilities used by the other party to conduct a Clinical Study and may review, audit and copy Study Records; provided, that any information or Study Records obtained will remain subject to the terms of this Agreement including, without limitation, Section 8 on confidentiality. Unless otherwise agreed, audits and inspections will be limited to normal business hours and must be conducted so as not to unreasonably disrupt the normal activities of the facility being inspected. The party being audited or inspected may impose reasonable restrictions as a condition to the audit or inspection including (a) limiting the number of persons allowed in a facility at one time, (b) training requirements for personnel entering the facility and (c) requiring execution of a confidentiality agreement consistent with this Agreement prior to any audit or inspection.

7.	GOVERNMENTAL COMMUNICATIONS

7.1 Meetings with Governmental Authorities. With respect to any discussions with any governmental authority involving data from or the conduct of any Clinical Study, [***] will take the initiative in arranging such discussion. Formal meetings with governmental authorities concerning the design or data from a Clinical Study will be discussed and agreed upon in advance by [***]. With the prior written consent of [***] will have the right to participate in all formal meetings with governmental authorities relating to a Clinical Study unless legally precluded from doing so.

7.2 Written Communications to Governmental Authorities. In addition to all documents otherwise required to be provided to the other party by this Agreement, the applicable Study Agreement and applicable law, [***] agrees to promptly provide the [***] with a copy of all documents and other written or electronic communications related to any Clinical Study which it has submitted to any governmental authority including protocol amendments, information amendments, safety reports, annual reports, investigator reports, reports of unanticipated problems involving risks to subjects or others, reports of serious or continuing noncompliance with applicable laws and regulations or the requirements of an institutional review board/ethics committee (“IRB/EC”) or reports of the suspension or termination of IRB/EC approval of human subjects research related to a Clinical Study. Information provided will be deemed Confidential Information (as defined in Section 8.1) of the party providing it as long as it otherwise qualifies as Confidential Information.

7.3 Notice of Governmental Action. Each party will promptly notify the CSOG of any of the following of which it becomes aware: (a) any correspondence from any governmental authorities related to a Clinical Study or an RA that is received by that party, or its agents or affiliates, or by Participating Sites funded by that party; (b) investigations or site visits by any governmental authorities related to a Clinical Study or RA whether announced or unannounced; (c) enforcement actions by any governmental authorities related to a Clinical Study or RA; or (d) any action taken by any governmental authority regarding manufacturing of a product used in a Clinical Study or that is the subject of a RA that would impact the safety of subjects in a Clinical Study. Each party will consult and cooperate with the other party and the CSOG in responding to any such event, including providing documents, information and access as properly requested. Information provided will be deemed Confidential Information (as defined in Section 8.1) of the party providing it provided it otherwise qualifies as Confidential Information.

8.	CONFIDENTIALITY

8.1 Confidential Information.

(a) “Confidential Information” means any information provided by one party to this Agreement (“Disclosing Party”) to another party to this Agreement (“Receiving Party”) which is designated as confidential, or any information acquired by observation or otherwise by the Receiving Party which the Receiving Party has reason to believe is treated as confidential by the Disclosing Party. Unless otherwise stated in this Agreement or agreed by the parties, Confidential Information will be deemed owned by the Disclosing Party. Subject to Section 8.2, Study Data is Confidential Information of [***]. For avoidance of doubt, Sponsor and MSKCC shall each have the right to use all Study Data to the extent provided under Section 9.2(e).

(b) Confidential Information does not include and the restrictions on use and disclosure of Confidential Information in this Agreement do not apply to information which at the time of its receipt (i) is or later becomes available to the public through no fault of or breach of this Agreement by the Receiving Party; (ii) is independently known by the Receiving Party prior to its receipt from the Disclosing Party as shown by the written records of the Receiving Party; (iii) is obtained without an obligation of confidentiality from a third party who had the legal right to disclose the information to the Receiving Party; or (iv) is independently created or compiled by the Receiving Party without use of or reference to Confidential Information of the Disclosing Party as shown by the written records of the Receiving Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2 Restrictions on Use and Disclosure of Confidential Information. Each party agrees that it will not make use of, disseminate, disclose or in any way circulate any Confidential Information of the other party, which is supplied to or obtained by it in writing, orally or by observation except as expressly permitted by this Agreement or the Disclosing Party. Confidential Information may be disclosed by the Receiving Party to its own employees or professional staff or those of its affiliates that require access to such Confidential Information for purposes of performing under this Agreement including any Study Agreement, or for their internal use in relation to quality assurance, peer review or other purposes directly related to the administration or delivery of health care services but only if prior to making any such disclosure each such employee and professional is (i) bound by agreement or by the policies of its employer to maintain the confidentiality of the Confidential Information, or (ii) is made aware of the obligation to maintain the Confidentiality of the Confidential Information in question.

8.3 Standard of Care. Each party agrees to use reasonable care to prevent improper disclosure of the other party’s Confidential Information and to ensure that Confidential Information is treated in the manner required by this Agreement.

8.4 Disclosure Required by Law. If the Receiving Party is required by law to disclose Confidential Information owned or disclosed to it by the Disclosing Party including by discovery, subpoena or other legal or administrative process, the Receiving Party agrees to provide the Disclosing Party prompt notice of the required disclosure to permit the Disclosing Party, at its option and expense, to seek an appropriate protective order or waive the requirements of this Agreement. If no protective order or waiver is obtained, such disclosure may be made but only to the extent legally required. The Receiving Party will not oppose any action by the Disclosing Party to obtain an appropriate protective order or other assurance that Confidential Information which must be disclosed will be accorded confidential treatment.

8.5 Exchange of Confidential Information. Confidential Information exchanged by the parties under this Agreement or any Study Agreement shall not constitute invalidating prior art with respect to any U.S. patent or U.S. patent application of a party in respect of an invention made as a result of activities undertaken within the scope of this Agreement or any Study Agreement.

8.6 Survival of Obligations. Unless otherwise agreed by the parties, for any given Confidential Information the obligations under Section 8 will remain in effect for a period of [***] years from the completion or termination date of the particular Clinical Study to which the Confidential Information at issue relates or from which it was generated or as may otherwise be required under applicable laws and regulations.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.	STUDY DATA AND SPECIMENS

9.1 Definition of Study Data. As used in this Agreement, “Study Data” means all analyzed data, results and other data generated by any party or anyone under that party’s control in the course of performing a clinical trial or other research study in connection with a Clinical Study and includes patient records and CRFs. Study Data excludes Production Data as defined in Section 5.4(c).

9.2 Use and Ownership of Study Data.

(a) The parties agree that all Study Data will be shared fully between the parties in a manner consistent with applicable laws, regulations and the requirements of oversight bodies such as institutional review boards or ethics committees.

(b) Each party agrees that until publication of the results of the Study as permitted under this Agreement each party will have the limited right to use Study Data, whether owned by it or another party, solely for internal research purposes and patient care purposes, and that it will not disclose Study Data to any other person or entity except: (a) as necessary, in a party’s reasonable medical judgment, for the medical care of any research subject, (b) as necessary for protection of that party’s interests against lawsuits, allegations of scientific misconduct, conflict of interest actions, patent infringement and interference proceedings, (c) as permitted by this Agreement or the applicable Study Agreement, (d) for purposes of publication or public presentation as permitted under Section 10, (e) as required by applicable laws and regulations including laws and regulations of the FDA relating to licensure of Study Products, and (f) with respect to Sponsor, to develop and advance the commercialization of [***]), subject to confidentiality restrictions as provided herein and other applicable legal requirements with respect to such data.

(c) Upon publication or presentation of the results of a Clinical Study as permitted by this Agreement, Sponsor may use any Study Data on which the publication or presentation was based for any legitimate scientific or business purpose and may disclose it to any person or entity, subject to applicable laws and regulations governing disclosure of protected health information (as defined in HIPAA) and other information from which the identity of research subjects might be determined. Except under emergency circumstances where it is not practicable to do so and to the extent permitted by law, each party will notify the other party and the CSOG prior to releasing Study Data to any third party including government organizations.

(d) Prior to publication or public disclosure, Study Data may be disclosed and discussed internally among members of the scientific staff of a Receiving Party or its affiliates provided that all persons with access to the Study Data are apprised of the duty and obligation to maintain the confidentiality of such Study Data prior to its publication or other public disclosure in accordance with this Agreement. Notwithstanding the above, at any time, Sponsor may disclose any Study Data generated in connection with the Joint Clinical Development (including MSKCC Confidential Information) in connection with the exercise of its license rights under the License

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement as provided in Section 9.2(b), subject to conditions of confidentiality no less strict than those herein, and may disclose any such information to its actual and prospective investors, lenders, sublicensees, business partners, acquirers, Affiliates, consultants and advisors in connection with its business activities.

(e) Notwithstanding Section 8.2 above, for clarity, Sponsor shall have the right to access, use and reference all Study Data [***] and to authorize its Affiliates and Sublicensees to do the same in connection with the development and commercialization of [***], subject to confidentiality restrictions as provided herein and other applicable legal requirements with respect to such data. MSKCC shall have the non-transferable, non-exclusive right to access, use and reference all Study Data [***] for MSKCC’s internal, non-commercial research and patient care, subject to confidentiality restrictions as provided herein and other applicable legal requirements with respect to such data.

9.3 Ownership and Use of Other Patient Materials. All tissue samples and biological materials other than Study Product (“Study Specimens”) that are collected in the conduct of any Clinical Study, will be [***] unless otherwise agreed. Study Specimens may be banked and used by the parties as expressly stated in the applicable Study Agreement or as otherwise agreed by the CSOG provided, the informed consents shall provided that Sponsor may also use any such materials (other than patient samples) to develop [***], including without limitation, Products. Study Specimens will be used only in a manner that complies with all applicable laws and regulations.

10.	PUBLICATION

10.1 Joint Publication. The parties agree to work cooperatively to publish the results of each Clinical Study in a joint paper in an appropriate peer reviewed journal. The initial publication and any public disclosures (e.g., presentations, abstracts, etc.) of the results of the Clinical Study will require the approval of both parties. The CSOG will approve senior and first authorship on the initial joint publication of the results from each Clinical Study. The parties agree to give appropriate recognition for all scientific or other contributions in any publication or presentation relating to a Clinical Study.

10.2 Separate Publications. Notwithstanding Section 10.1, if the parties are unable to publish a joint paper within [***] from completion of a Clinical Study, either party may publish or present the results of that Clinical Study without the consent of the other party subject to the following conditions: a party that wishes to publish or present separately will submit the abstract or manuscript of any proposed manuscript publication or any other public disclosure to the other party at least [***] calendar days before public disclosure, and the other party shall have the right to review and comment upon the proposed public disclosure in order to protect its Confidential Information and the patentability of any inventions disclosed therein. Upon the request of the party receiving such proposed publication, the public disclosure shall be delayed up to [***] additional calendar days to enable the other party to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be affected by the publication and to ensure that no Confidential Information of the non-publishing party is disclosed by such publication. Any such separate publication or presentation shall give appropriate credit to the other party including crediting the contributions and interpretations of the other party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.3 Notice and Review. Each party agrees to furnish the other with copies of any proposed oral, written, graphic, or electronic public disclosures prior to submission for publication or presentation. Each party may review these disclosures for a period not to exceed [***] days to ensure that its Confidential Information is not improperly disclosed and may require the removal of its Confidential Information (excluding Study Data). In order to fully protect the intellectual property rights of both parties, any contemplated publication or other public disclosure containing the details of any intellectual property, whether or not patentable, copyrightable or other protectable, may be withheld for an additional period of [***] days or until a patent application or other form of intellectual property protection is filed thereon, whichever is first in time.

11.	PUBLICITY AND USE OF NAME

11.1 Use of Names. Neither party will use the name of the other party or the name of the other party’s divisions, affiliates, employees, products, services, trademarks or service marks for promotional purposes in printed materials without the prior written consent of the other party. This section will not be interpreted to prevent: (a) disclosure of basic demographic information about the Joint Clinical Development or a Clinical Study (e.g. the name, affiliation and contact information of the participating investigator) which either party needs to disclose in the course of its routine business, including the submission of grant and contract proposals to extramural sponsors, (b) disclosure of information which must be disclosed as part of regulatory submissions or as otherwise required by applicable laws and regulations or (c) the use, reference to or dissemination of reprints of scientific, medical, and other published articles relating to a Clinical Study in a manner consistent with applicable copyright law.

11.2 Press Releases. Until publication of the Study Data and results of a Clinical Study as permitted in Section 10, neither party will (a) issue a press release, advertisement or printed material that references the Joint Clinical Development or a Clinical Study or its results or (b) make any verbal public claim or statement through radio, television, or interview regarding the effectiveness of the science or the outcome of a Clinical Study, without the written consent of the other party. This does not include providing comments on the underlying science of a Clinical Study or disclosures that are required by law, regulation or policy. After initial publication of the Study Data and results of a Clinical Study as permitted in this Agreement, each party will provide a copy of any proposed press release to the other party and the CSOG for review at least [***] days in advance of proposed publication. Following the review of the proposed press release for the maximum period of time specified above, the submitting party will be free to publish the press release unless it receives a written objection from the other party specifying the basis for the objections. Disputes concerning press releases will be resolved in accordance with Section 2.4.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.	INTELLECTUAL PROPERTY

12.1 Definition. As used in this Agreement, “Study Intellectual Property” means any and all inventions, materials, improvements, methods or discoveries and all works of authorship or software but (excluding articles, dissertations, theses, books and other scholarly works) which are conceived, reduced to practice, developed or created in connection with or in performance of a Clinical Study by employees or agents of one or both of the parties, or otherwise on behalf of a party.

12.2 Determination of Ownership. Ownership of all inventions constituting Study Intellectual Property will follow inventorship as determined under applicable law, subject to any assignment of rights by an inventor to his or her employer or pursuant to written contract. Ownership of all works of authorship and software constituting Study Intellectual Property will follow authorship as determined under applicable law subject to the “work for hire” doctrine and any assignment of rights by an author to his or her employer or pursuant to written contract. Ownership of all other intellectual property (e.g., know-how) will be determined under applicable law, subject to any assignment of rights to his or her employer or pursuant to written contract. Each party, represents, warrants and agrees that unless otherwise agreed in writing by the other party, it will not allow any officer, director, employee, consultant, contractor, scientific advisory board member, member of its faculty or scientific staff, student or other person to participate in the design, conduct, or analysis of a Clinical Study on its behalf unless such person has agreed to assign to that party any inventions, discoveries, or other intellectual property that such person may generate in connection with such work.

12.3 Filing of Patent and other Applications for Intellectual Property Protection.

(a) Each party will promptly notify the other party and the CSOG of any Study Intellectual Property of which it becomes aware.

(b) With respect to any Study Intellectual Property solely owned by MSKCC and to MSKCC’s interest in any jointly owned Study Intellectual Property, Sponsor will have [***] days from the date it is notified by MSKCC or otherwise becomes aware of any such Study Intellectual Property to request that a patent application or application for other intellectual property protection be prepared and filed, provided, however, that MSKCC may notify Sponsor in writing of its intent to publish Clinical Study results including such Study Intellectual Property, and provide an abstract of such proposed publication, in which case, Sponsor will have [***] days from the date it receives such notice, extendable by an additional [***] days upon written notice to MSKCC by Sponsor during such [***] day period, to make such request. If Sponsor does make such request within such time period, MSKCC may publish such results and may prepare, file, and prosecute each such domestic and foreign application in MSKCC’s name or, if MSKCC elects not to proceed with the application, Sponsor may elect to do so in MSKCC’s name.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Sponsor will pay for [***] incurred in connection with the preparation, filing, prosecution, and maintenance of any such applications and any resulting patent or other intellectual property protection within the Study Intellectual Property, provided, however, that if Sponsor notifies FHCTC that it has no interest in such a particular patent application, Sponsor will no longer have any obligation to pay further costs with respect thereto, and will have no Option to license MSKCC’s interest in such patent application. MSKCC and Sponsor will cooperate to ensure that each application filed at Sponsor’s request will cover all items of commercial interest and importance. The party responsible for the application will be entitled to use reputable intellectual property counsel of its choice, reasonably acceptable to the other party. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters. While the party responsible for preparation and filing of the application will have sole discretion with respect to decisions regarding the scope and content of that application and the prosecution thereof, the other party will be given a reasonable opportunity to review and provide comments concerning the application, will be kept advised of material developments with respect to the application, and will be supplied with copies of all documents received and filed in connection with the prosecution of such application in sufficient time to comment. Comments by the other party will be given good faith consideration by the party responsible for the application.

(d) With respect to any jointly owned Study Intellectual Property, the parties will cooperate to decide which party shall file, prosecute and maintain patent applications covering such inventions, and the countries in which such filings shall be made. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters. While the party responsible for preparation and filing of the application will have sole discretion with respect to decisions regarding the scope and content of that application and the prosecution thereof, the other party will be given a reasonable opportunity to review and provide comments concerning the application, will be kept advised of material developments with respect to the application, and will be supplied with copies of all documents received and filed in connection with the prosecution of such application in sufficient time to comment. Comments by the other party will be given good faith consideration by the party responsible for the application. The parties will [***] all expenses and fees associated with the filing, prosecution, issuance and maintenance of any jointly owned patent application and resulting patents within the Study Intellectual Property.

(e) Disputes concerning ownership of any patent or other intellectual property application, and filing and prosecution decisions, will be referred to the CSOG for resolution, subject to final resolution pursuant to Section 2.4.

12.4 Option for License and License Terms.

(a) MSKCC hereby grants to Sponsor the following options, exercisable during the term of this Agreement: (i) an exclusive option to acquire from MSKCC an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under MSKCC’s interest in all Study Intellectual Property (other than improvements to intellectual property licensed by Sponsor to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MSKCC for the conduct of the Clinical Studies), and (ii) an exclusive option to acquire from MSKCC an exclusive, worldwide, royalty-free license, with the right to grant sublicenses through multiple tiers, under MSKCC’s interest in any and all Study Intellectual Property that is/are an improvement to any intellectual property licensed by Sponsor to MSKCC for the conduct of one or more Clinical Studies) (“Option”); provided, however reserving to MSKCC, in each case, a paid-up, non-exclusive, irrevocable license to use and, with the prior written consent of Sponsor, in its sole discretion, to sublicense to other not-for-profit research organizations to use, any patent applications and patents within such Study Intellectual Property for noncommercial research purposes, patient care, and teaching. Unless it is terminated sooner under this Agreement, the Option will terminate automatically unless it is exercised within [***].

(b) Sponsor may exercise the Option by giving MSKCC written notice of exercise of the Option describing the Study Intellectual Property that it wishes to license. In such case, the parties shall negotiate in good faith with respect to a license agreement for such intellectual property, with the terms of such license being commercially reasonable and competitive as of the date such license is entered into. In the event the parties are unable to agree on such terms within [***] days, MSKCC and Sponsor shall appoint a neutral, independent expert with extensive expertise in the licensing of pharmaceutical technology and products to act as an expert (not as an arbitrator) (the “Expert”), at the expense of each of each of MSKCC and Sponsor in equal proportions, to make its independent determination of the commercially reasonable economic terms for such a license to the applicable intellectual property (the “Expert’s Determination”). In any such determination the Expert shall take into account, inter alia, (i) any joint ownership interest that Sponsor may have in such intellectual property, and (ii) the ability (or inability, as the case may be) for such intellectual property to be practiced without a license to any other intellectual property that is licensed to Sponsor by MSKCC. If MSKCC and Sponsor are unable to agree on an expert within [***] days, each of the MSKCC and Sponsor will each designate a neutral, independent individual with the qualifications above, and those individuals will select a third neutral independent individual with the qualifications above to act as the Expert. Each of the parties shall provide the Expert with a written proposal detailing their respective proposed terms, and make available to such Expert on a confidential basis such books, accounts, records and forecasts as the Expert may reasonably request, including terms of other licenses entered into by each of the parties that may be useful in determining the commercially reasonable terms of licensing. The Expert shall select the proposal of one of the parties as his or her Expert’s Determination, without varying any of the terms thereof. The Expert’s Determination shall be final and binding on the parties, and shall constitute the key terms of the license.

(c) If the Exclusive License Agreement is in effect between the parties, any Study Intellectual Property that is licensed by Sponsor pursuant to its exercise of the Option shall be included in the licensed Patent Rights and/or MSKCC Know How, as the case may be (as such terms are defined in the License Agreement), and the rights and obligations (including royalty obligations) between the parties regarding such Study Intellectual Property shall be governed by the License Agreement with no additional payments due under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.5 Termination of Certain Rights of Sponsor. If Sponsor does not request that MSKCC file a patent application for any Study Intellectual Property within the [***] day period provided for in Section 12.4, or as otherwise provided in Section 12.3(b), or does not provide financial support with respect to the preparation, filing, prosecution or maintenance of any patent or patent application as required by this Agreement, the Option will expire with respect to that patent application or patent and MSKCC, at its sole expense, may prepare and file or continue prosecution or maintenance of that patent or patent application.

12.6 Pre-existing Rights. No party claims by virtue of this Agreement any right, title, or interest in or to any issued patents or pending patent applications owned or controlled by any other party as of the date of this Agreement. Nothing in this Agreement will be construed as granting any license or obligation to license any intellectual property to the other party other than as expressly set forth herein, including (a) the Option granted under Section 12.4, (b) the limited right to use Study Product and to manufacture and use Study Product in accordance with the terms of this Agreement and the applicable Study Agreement.

12.7 Research License. Sponsor hereby grants to MSKCC a non-exclusive, non-transferable, royalty-free, non-sublicensable (except with the further prior written consent of Sponsor, including as set forth in a Study Agreement) license to intellectual property owned or controlled by Sponsor solely to the extent necessary to allow MSKCC to perform its obligations under the Study Agreement(s).

12.8 CREATE. The parties intend for the Joint Clinical Development to qualify for the benefits of the Cooperative Research and Technology Enhancement Act (35 U.S.C. § 103) (the “CREATE Act”). Accordingly, each party agrees to use reasonable efforts to do, and cause its employees to do, all lawful acts that may be or become necessary to evidence, maintain, record and perfect rights of the parties provided by the CREATE Act.

12.9 Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to this Agreement by one party to each other regarding intellectual property and/or technology owned by third parties, Sponsor and MSKCC agree that they have a common legal interest in determining whether, and to what extent, third party intellectual property rights may affect the conduct of the Joint Clinical Development, and have a further common legal interest in defending against any actual or prospective third party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Joint Clinical Development. Accordingly, Sponsor and MSKCC agree that all such information and materials obtained by Sponsor and MSKCC from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable, except with respect to disputes arising between the parties. By sharing any such information and materials, neither party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither party shall have the authority to waive any privilege or immunity on behalf of the other party without such other party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one party be deemed to apply against any other party.

13.	INDEMNITY, INSURANCE AND RESEARCH RELATED INJURY

13.1 Indemnification by Sponsor. Sponsor will indemnify, defend, and hold harmless MSKCC, and its trustees, officers, professional staff, employees, agents, successors, heirs and assigns (“MSKCC Indemnitees”) from and against:

(a) All third party claims, debts, liabilities and obligations which arise from or are alleged to arise from i) [***]; or ii) [***];

(b) Any damage or deficiency resulting directly or indirectly [***]; and

(c) All third party other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including actual attorneys’ fees and other out-of-pocket expenses.

This indemnification will not apply to the extent that the claims, debts, liabilities, obligations, damages, deficiencies or expenses (collectively “Claims”) for which indemnification is sought under this Agreement are caused by the [***] of the MSKCC Indemnitees or are [***].

13.2 Indemnification by MSKCC. MSKCC will indemnify, defend, and hold harmless Sponsor and its directors, officers, professional staff, employees, agents, successors, heirs and assigns (“Sponsor Indemnitees”) from and against:

(a) All third party claims, debts, liabilities and obligations which arise from or are alleged to arise from the [***];

(b) Any damage or deficiency resulting directly or indirectly from [***]; and

(c) All third party other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including actual attorneys’ fees and other out-of-pocket expenses.

This indemnification will not apply to the extent that the Claims for which indemnification is sought under this Agreement are caused by the [***].

13.3 Indemnification Procedures. The Indemnitees will give the party from whom indemnification is sought under this Agreement (in this capacity “Indemnitor”) reasonable notice of any Claims asserted against such Indemnitees. Failure to give such notice will not abrogate or diminish Indemnitor’s indemnity obligation if Indemnitor [***] or if such failure does not prejudice Indemnitor’s ability to defend the Claim. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Claim for which indemnification is sought under this Agreement, Indemnitor will select competent legal counsel acceptable to the Indemnitees in their reasonable discretion to represent the Indemnitees. Indemnitor will control such litigation, proceedings, negotiations and arbitration. The Indemnitees will at all times have the right to fully participate in the defense at their own expense. If Indemnitor, within a reasonable time after notice, fails to defend, the Indemnitees will have the right, but not the obligation, to undertake the defense of and to compromise or settle the Claim or other matter on behalf, for the account, and at the risk of Indemnitor. If the Claim is one that cannot by its nature be defended solely by Indemnitor, then the Indemnitees will make available all information and assistance Indemnitor may reasonably request at Indemnitor’s expense.

13.4 Insurance. Each party represents, warrants and agrees that it will maintain during the term of this Agreement and for a period of [***] thereafter, a liability insurance policy at levels and with coverage (including product liability and professional liability coverage) sufficient to support the indemnification obligations and other obligations assumed under this Agreement and all Study Agreements but in no event less than [***]. Each party will provide the other party with written evidence of the insurance upon request and will give notice to the other party at least [***] days prior to cancellation, nonrenewal or material change in the insurance coverage. If a party does not obtain replacement insurance providing comparable coverage within [***] days, the other party will have the right to terminate its participation under this Agreement immediately.

13.5 Participant Injury Attributable to the Clinical Trial. Sponsor agrees to pay, [***] participating in clinical trials related to a Clinical Study for illness or injury attributable to a Study Product except [***]. For purposes of this determination, “attributable” means that the receipt of the Study Product and the research subject’s illness or injury are reasonably related in time, and the illness or injury is more likely explained by the receipt of the Study Product than another cause.

14.	TERM AND TERMINATION

14.1 Term. The initial term of this Agreement will begin on the Effective Date and continue for five (5) years unless sooner terminated as permitted in this Agreement. The term of this Agreement may be extended or renewed only by mutual written agreement signed by a duly authorized representative of each party.

14.2 Termination for Cause.

(a) Subject to subsection 14.2(b), if a party materially breaches the terms of this Agreement or a Study Agreement, then the other party may terminate the agreement to which the breach relates at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the party who committed the breach thirty (30) days’ notice in writing, specifying the breach. The agreement with respect to which notice is given will be deemed terminated upon expiration of the thirty (30) day period unless the breach is cured prior to such expiration; provided, that if the breach is such that more than thirty (30) days is reasonably required for its cure, then the party who committed the breach will not be deemed to be in breach if it commences the cure within the thirty (30) day period and diligently pursues the cure to completion.

(b) Notwithstanding subsection (a), if the agreement that is being terminated for breach is this Agreement, the party that wishes to terminate this Agreement must [***] before giving the thirty (30) day written notice of breach described in subsection (a). If the matter cannot be resolved after [***], the party wishing to terminate may continue to pursue termination under this Section 14.2.

14.3 Termination on Insolvency and Related Events. This Agreement will terminate on written notice from either party if the other party becomes insolvent, makes any assignment for the benefit of creditors, if a petition in bankruptcy if filed by or against the other party, or if a receiver or trustee of the other party’s property is appointed.

14.4 Effect of Termination.

(a) Unless otherwise agreed by the parties, all Clinical Studies and related Study Agreements will terminate effective upon termination of this Agreement.

(b) Termination of this Agreement or a Study Agreement by any party for any reason will not affect any rights and obligations of the parties which accrue prior to the effective date of termination.

(c) Upon termination of this Agreement or a Study Agreement, a party entitled to reimbursement under the Agreement being terminated will be reimbursed for all costs and non-cancelable commitments reasonably incurred by it in the performance of any terminated Clinical Study. In addition, in the event that this Agreement is terminated prior to completion of a Clinical Study, the amount due to MSKCC from Sponsor shall be as agreed by the parties for each patient who was enrolled in the Clinical Study any time between the commencement of such Clinical Study and the date of termination of this Agreement. For purposes of this Agreement “enrollment” shall mean a patient that has signed the Patient Consent Form and successfully passed any pretreatment screening that is required.

(d) If a Study Agreement is terminated prior to completion of the Clinical Study to which it relates for any reason the parties will cease enrolling research subjects in any clinical trial that is part of that Clinical Study, stop using the Study Product for that Clinical Study and stop conducting any procedures on research subjects enrolled in a clinical trial that is part of that Clinical Study as soon as practicable, with due regard for the safety and welfare of research subjects.

(e) If Sponsor terminates the Agreement prior to completion of a Clinical Study, Sponsor shall, if feasible, permitted by law and requested in writing by MSKCC, allow MSKCC to complete the treatment of those patients participating in the Clinical Study on the date of MSKCC’s receipt of Sponsor’s termination notice.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Upon a termination of this Agreement by MSKCC for breach by Sponsor, the parties acknowledge and agree that Sponsor Funding not yet funded by Sponsor may be included among damages for breach for which MSKCC may recover. For the avoidance of doubt, termination of this Agreement shall have no effect on the Contingent License Agreement or any other agreement entered by the parties hereto.

(g) Any Sponsor Funding paid to MSKCC pursuant to Study Agreements that have been not been expended on, or irrevocably committed to be paid to third parties under, Clinical Studies as of the termination of the Agreement shall be repaid to Sponsor by MSKCC within [***] days of any such termination, unless otherwise agreed by the parties.

(h) Unless the parties expressly agree otherwise, the rights and obligations under this Agreement or any Study Agreement that would, by their nature, survive expiration or termination or that have accrued prior to expiration or termination, including the representations, warranties and indemnifications in this Agreement or in any Study Agreement, will survive expiration or termination of this Agreement. For the avoidance of doubt, the provisions of Sections 3.7, 3.8, 3.9, 3.11, 3.12, 3.13, 3.15, 5.3, 5.4 and 7.3 and Articles 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement for any reason.

15.	OTHER PROVISIONS

15.1 Notices. Unless otherwise provided in this Agreement or the applicable Study Agreement, all communications, including payments, notices, demands or requests required or permitted to be given hereunder or under any Study Agreement, will be given in writing and will be: (a) personally delivered; (b) sent by telecopier or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such payments, notices, demands or requests are as follows:

If to Sponsor:

Juno Therapeutics, Inc.

8725 W. Higgins Road, Suite 290

Chicago, Il 60631

If to MSKCC:

Memorial Sloan-Kettering Cancer Center

1275 York Avenue

New York, NY 10065

Fax No.: (646) 888-0940

Email: mskctaocr@mskcc.org

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If personally delivered, such communication will be deemed delivered upon actual receipt. If electronically transmitted pursuant to this paragraph, such communication will be deemed delivered when transmitted. If sent by overnight courier pursuant to this paragraph, such communication will be deemed delivered within twenty-four hours of deposit with such courier. If sent by U.S. mail pursuant to this paragraph, such communications will be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change their address for the purpose of this Agreement by giving notice in accordance with this Section.

15.2 Waiver. The failure of any party to enforce any right, remedy or condition of this Agreement, will not be deemed a waiver of it, nor will such failure affect said party’s right to subsequently enforce it. No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

15.3 Independent Contractors. Each party will act as an independent contractor with respect to the other party and no party will have authority to act on behalf of or bind the other party without the written agreement of the party to be bound.

15.4 Counterparts; Fax Copies. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute the same agreement, whether or not all parties execute each counterpart. This Agreement will be effective upon full execution by facsimile or original, and a facsimile signature will be as effective as an original signature.

15.5 Assignability; Benefit. Except as otherwise expressly permitted by this Agreement, neither this Agreement nor any of the parties’ rights or obligations will be assignable or delegable by that party without the prior written consent of the other party; provided, however, (a) either party may assign this Agreement without such consent to an Affiliate, or (b) Sponsor may assign this Agreement in connection with the transfer of all or substantially all of Sponsor’s assets, whether via a merger, sale, reorganization or other transaction, provided, in each case, that such party is in good standing under this Agreement at such time, and that the entity to which the Agreement is assigned agrees in writing to fulfill all of such party’s obligations under this Agreement and any ongoing Study Agreements. Except as expressly provided above, any attempted assignment or transfer without the consent of the other party will be void. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

15.6 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court or regulatory body of competent jurisdiction, such provision will be enforced to the maximum extent permitted by law and in compliance with the parties’ intent, and the remaining provisions will not be affected or impaired.

15.7 Governing Law: Venue. All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York. The Agreement shall be governed by and construed in accordance with the laws of the State of New York. The state or federal courts located in New York County, New York, shall have exclusive jurisdiction over any litigation between the Parties arising out of or related to this Agreement, and each Party consents to the jurisdiction of such courts for such purpose.

15.8 Entire Agreement. This Agreement together with its exhibits constitutes the entire agreement among the parties with respect to the subject matter covered by this Agreement and supersedes all prior agreements and understandings, oral and written, among the parties with respect to that subject matter.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

MEMORIAL SLOAN-KETTERING CANCER CENTER		JUNO THERAPEUTICS, INC.

By		By
Name:	Gregory Raskin. M.D.	Name:	Hans Bishop
Title:	Executive Director, Office of Technology Development	Title:	Chief Executive Officer

Date:	11/20/13	Date:

EXHIBIT 1

FORM OF STUDY AGREEMENT

See attached.

Form Study Agreement

Clinical Study No.

This Study Agreement is entered into as of this     day of                     , 20    by and between Memorial Sloan-Kettering Cancer Center (“MSKCC”) and Juno Therapeutics, Inc. (“Juno”).

The parties agree as follows:

1. Background and Construction. The parties have entered into this Study Agreement effective as of                         , 201    (“Study Agreement”). This Study Agreement is entered into under and is subject to the terms of the Agreement, which terms are hereby incorporated by reference. Unless otherwise defined in this Study Agreement, capitalized terms will have the meanings assigned to them in the Agreement.

2. Clinical Study Description and Lead Scientific Personnel.

(a) Name of Clinical Study or Protocol (“Protocol”):                     .

A detailed Clinical Study description and protocol is attached as Exhibit 1.

(b) MSKCC Principal Investigator:

(c) Sponsor Principal Investigator:

3. Clinical Trial Funding. The funding for the Clinical Trial will be provided by Sponsor or describe other funding arrangements as described on Exhibit 2 hereto. A detailed budget for the Clinical Trial is attached as Exhibit 2. Payments to MSKCC will be made in accordance with the payment schedule described on Exhibit 2.

4. Special Clinical Study Terms. The special terms described on attached Exhibit 4 apply to this Clinical Study:

MEMORIAL SLOAN-KETTERING CANCER CENTER		JUNO THERAPEUTICS, INC.

By	Colette Houston	By
Its Director, Clinical Research Operations		Its

Read and Acknowledged

By
Title:	Department Chair
Date:

By
Title:	Principal Investigator
Date: